Exhibit 10.23.1
Hyatt Dulles
Herndon, Fairfax County, Virginia
____________________
PURCHASE AND SALE AGREEMENT
BETWEEN
Dulles Airport Hotel, LLC,
a Delaware limited liability company
AS SELLER
AND
Ashford Hospitality Limited Partnership,
a Delaware limited partnership
AS PURCHASER
August 23, 2005

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 23rd day of August, 2005 (the “Effective Date”), by and between DULLES AIRPORT HOTEL, LLC, a Delaware limited liability company (“Seller”), having an office at 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067 and ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), having an office at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.
ARTICLE I
PURCHASE AND SALE
     1.1 Agreement of Purchase and Sale. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following:
          (a) that land situated in Herndon, Fairfax County, Virginia, more particularly described on Exhibit A, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 is referred to collectively as the “Land”);
          (b) the buildings, structures, fixtures and other improvements on the Land, including, without limitation, that certain hotel facility (“Hotel”) having approximately 316 guest rooms commonly known as the “Hyatt Dulles Hotel”, and related facilities and improvements (collectively, the “Improvements”);
          (c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, and other items of personal property used exclusively in connection with the operation of the Land and the Improvements including, without limitation, Seller’s interest as lessee with respect to any such tangible personal property (the property described in clause (c) of this Section 1.1 is referred to collectively as the “Personal Property”);
          (d) all of Seller’s right, title and interest in and to those certain leases (the “Leases”) more fully described on Exhibit C (the “Lease Schedule”);
          (e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit D (the “Operating Agreements Schedule”), relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of “Closing” (as such term is defined in Section 4.1), (ii) subject to the rights of Hyatt Corporation (“Manager”) under, and subject to the conditions set forth in the Hotel Management Agreement, as defined and further described in Section 3.3, the Hotel Management Agreement, and (iii) all assignable existing warranties and guaranties issued to Seller in connection with the

Improvements (including, without limitation, warranties and guaranties related to the Renovation Work (as defined in Section 5.9 below)) or the Personal Property (the property described in clause (e) of this Section 1.1 is referred to collectively as the “Intangibles”);
          (f) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, the “Licenses”), including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (but excluding any alcoholic beverage licenses) (collectively, the “Approvals”) as listed on Exhibit E;
          (g) all of Seller’s right, title and interest in and to all inventories of supplies used in connection with the operation of the Hotel, including, without limitation, paper goods, brochures, office supplies, unopened food and beverage inventory (to the extent the transfer of same is permissible under applicable law and subject to the payment required under Section 4.6), but excluding alcoholic beverages, which shall be transferred only in accordance with Section 5.8, chinaware, glassware, flatware, table linens, soap, gasoline, fuel oil, and other operational and guest supplies currently located at the Hotel, subject to depletions, replacements and additions in the ordinary course of operating the Hotel (provided that Seller shall maintain its normal replenishment and replacement expenditures for such inventories until the date of Closing), and subject to any applicable transfer and use restrictions set forth in the Operating Agreements or the Leases (collectively, the “Inventory”);
          (h) to the extent in the possession or control of Seller, the books, records, files, guest registers, maintenance records, rental and reservation records, and any customer or frequent guest lists of Seller in connection with the operation and maintenance of the Hotel (collectively, the “Books”), exclusive of (i) original Books which Seller desires to retain, provided that Seller provides copies thereof to Purchaser, (ii) Seller’s income tax and accounting records, and (iii) any other materials that Seller is not entitled to transfer, assign or deliver to Purchaser under the Hotel Management Agreement;
          (i) the advance reservations and bookings for the Hotel, as the same may be amended, canceled and renewed (the “Reservations”) and advance deposits made in respect thereof (the “Reservation Deposits”) as are listed in Exhibit F; and
          (j) all of Seller’s right, title and interest in and to all intangible personal property relating to ownership and operation of the Property and the goodwill pertaining thereto, to the extent assignable, but excluding the name “Hyatt Dulles” and all websites and domains used exclusively for the Hotel which are owned and controlled by Manager (the property described in clause (j) of this Section 1.1 is referred to as the “Intellectual Property”).
     1.2 Property Defined. The Property described in Section 1.1 is referred to collectively as the “Property.”
     1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, permitted exceptions pursuant to Article II (collectively, the “Permitted Exceptions”).

     1.4 Purchase Price. Seller shall sell and Purchaser shall purchase the Property for a total of SEVENTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($72,500,000) (the “Purchase Price”).
     1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as provided for in this Agreement, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Title Company in writing to Purchaser prior to the Closing.
     1.6 Earnest Money. Simultaneously with the execution and delivery of this Agreement, Purchaser is depositing with First American Title Insurance Company (the “Title Company”), having its office at 1051 East Cary Street, Suite 1111, Richmond, Virginia 23219, Attention: James DeBoer, the sum of Five Hundred Thousand Dollars ($500,000) (the “First Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 2.3 or Section 3.2, Purchaser shall, on or before the last date of the Inspection Period (as such term is defined in Section 3.1), deposit with the Title Company the additional sum of Three Million Dollars ($3,000,000) (the “Second Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer as an additional deposit under this Agreement. The Title Company shall hold the First Deposit and the Second Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Title Company simultaneously with the execution of this Agreement. The First Deposit and the Second Deposit, together with all interest earned on such sums, are referred to collectively as the “Earnest Money.” All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser does not duly terminate this Agreement pursuant to Section 3.2 prior to the end of the Inspection Period and fails to deliver the Second Deposit to the Title Company within one (1) business day following the end of the Inspection Period, this Agreement shall terminate automatically on the last day of the Inspection Period, Title Company shall deliver the Earnest Money to Seller promptly thereafter and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
     1.7 Delivery to Title Company. Upon mutual execution of this Agreement, the parties shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with such supplementary instructions not inconsistent with this Agreement as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

ARTICLE II
TITLE AND SURVEY
     2.1 Title Examination; Commitment for Title Insurance. Seller has obtained and delivered, or shall obtain and deliver, to Purchaser from the Title Company, an ALTA title insurance report (the “Title Commitment”) covering the Property. Purchaser shall have until the date (the “Title Exam Deadline”) which is 10 days prior to the expiration of the Inspection Period to review the Title Commitment and at Closing obtain from the Title Company an owner’s policy of title insurance in the full amount of the Purchase Price pursuant to Section 2.4.
     2.2 Survey. During the Inspection Period, Seller shall deliver to Purchaser and the Title Company, Seller’s existing ALTA survey of the Property (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey.
     2.3 Title Objections; Cure of Title Objections. Purchaser shall have until ten (10) days prior to the expiration of the Inspection Period to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within ten (10) days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 4.1. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii) of this Section 2.3. If any of Purchaser’s objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanic’s liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such objections) any such Purchaser’s objections at Closing.
     2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser, at Purchaser’s expense, an ALTA owner’s policy of title insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject only to the following matters, which shall be deemed to be Permitted Exceptions:
          (a) the rights of tenants, as tenant only, under the Leases;
          (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;
          (c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and
          (d) items appearing of record or shown on the Survey, general and specific plans and planned development permits, and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5.
     2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor between (a) the date of Purchaser’s receipt of the Title Commitment and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the expiration of the Inspection Period. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing set forth in Section 4.1. Seller shall not, after the Effective Date, subject the Property to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent; provided, however, Seller may continue the Renovation Work (as defined below), subject to Seller’s disposition of any construction or mechanics’ lien arising from the work being performed on the Property during this period in the manner provided for in Section 2.3 above.
ARTICLE III
INSPECTION PERIOD; CERTAIN AGREEMENTS
     3.1 Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on Monday, September 19, 2005, which is the date which is twenty-five (25) days thereafter (hereinafter referred to as the “Inspection Period”),

Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property designated by Seller, or elsewhere as the same may be located, any operating files maintained by Seller or Manager in connection with the operations, current maintenance and management of the Property, including, without limitation, the Management Agreement, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the operations, current maintenance or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information. Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants or Hotel guests nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent, not to be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections or tests on the Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants or guests of the Property without obtaining Seller’s prior written consent and shall not disrupt Seller’s or any tenant’s activities on the Property. Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Seller has delivered to Purchaser or made the same available for reviewing or printing on Seller’s online document center, but excluding any and all confidential and proprietary information of Manager, the following (the “Submission Matters”):
1.	Copies of the Operating Agreements, Leases and agreements for any leased items of personal property.

2.	To the extent in Seller’s possession, copies of all Licenses and Approvals.

3.	A list of Reservations.

4.	The monthly and annual financial and operating statements for the Property for the current calendar year (including audited statements, if available), and, to the extent in Seller’s possession or reasonably available to Seller, for the previous three (3) calendar years.

5.	The operating and capital expenditure budget for the Property for the current calendar year.

6.	Copies of receipts for all personal property taxes and ad valorem taxes and special assessments assessed against the Property for the current calendar year and prior three calendar years.

7.	To the extent available, a complete list of all warranties and guaranties.

8.	Copies of any environmental assessments and health reports for the Property in Seller’s possession.

9.	Copies of any parking, structural, mechanical or other engineering reports or studies related to the Property in Seller’s possession.

10.	A copy of Seller’s title insurance policy and Survey.

11.	A schedule of pending litigation affecting the Property.

12.	A copy of the most recent STAR Report.

13.	Copies of any zoning and utility letters affecting the Property.

14.	A complete copy of the Hotel Management Agreement.

15.	List of any unpaid leasing commissions and tenant inducement costs under any Leases as of the Effective Date.
     3.2 Right of Termination. In the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the terms of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.
     3.3 Hotel Management Agreement. The Property is subject to a Project Management Agreement (as amended, the “Hotel Management Agreement”) dated as of June 1, 1988, by and between HTUP-Dulles Hotel Associates Limited Partnership, a Virginia limited partnership (“Former Owner”), and Manager, as amended by (a) Subordination, Non-disturbance and Attornment Agreement dated as of July 29, 1988, by and between NCNB National Bank of North Carolina and Manager, (b) letter agreement dated May 12, 1992 from Former Owner to Seller (as to which Manager is a third party beneficiary), (c) letter agreement dated May 12, 1992 from Manager to Seller, and (d) Consent, Assignment and Assumption and Mutual Estoppel Agreement dated February 1, 2001 among Solus Southeast Hotel Portfolio Limited Partnership, a

California limited partnership, Seller and Manager. According to Section 15.2 of the Hotel Management Agreement, “Owner shall not have the right to sell, hypothecate or convey the Hotel or any portion thereof, or assign its interest in this Agreement, without the prior written approval of Hyatt. Hyatt’s approval (which shall not be unreasonably withheld) shall be based on factors, including, among others, the ability of the prospective assignee to fulfill the financial obligations of Owner hereunder”. The obligations of Purchaser and Seller to close the sale contemplated hereby shall be conditioned upon receipt of the approval of Manager to the sale contemplated hereby pursuant to an agreement in form reasonably acceptable to Seller and Purchaser (the “Hotel Management Agreement Assignment and Assumption”). If the parties do not receive such approval on or before the Closing Date, then either party may terminate this Agreement and the Earnest Money shall be returned to Purchaser. Seller acknowledges and agrees that Purchaser is not assuming any obligations under that certain letter agreement dated November 16, 2004, between Colony Advisors LLC and Manager, as amended by that certain letter agreement dated August 19, 2005 relating to the funding of the $4.6 Million renovation (collectively, as amended, the “Renovation Letter”). Purchaser and Seller shall request (x) a certificate from Manager in accordance with Section 25 of the Hotel Management Agreement in a completed form satisfactory to Purchaser, and (y) a release of Seller for all obligations arising or accruing under the Hotel Management Agreement on or after the Closing Date. The parties shall use reasonable efforts (and, as used herein, “reasonable efforts” shall not require any party to incur any obligation or cost not otherwise contemplated under this Agreement) to obtain such certificate and release. Receipt of such certificate and release shall be a condition to Purchaser’s and Seller’s obligation to close. If the parties do not receive such certificate or release on or before the Closing Date, then either party may terminate this Agreement and the Earnest Money shall be returned to Purchaser.
     3.4 Association Estoppel. The Property is subject to that certain Declaration of Protective Covenants and Restrictions for Dulles Corner by and between Dulles Corner Properties II Limited Partnership (“Dulles II) and Dulles Corner Properties I Limited Partnership (“Dulles I”) dated July 10, 1987, as supplemented by the Supplemental Declaration of Protective covenants and Restrictions by and between Sovran Bank, N.A., Dennis Griffith, trustee, Kendal E. Carson, trustee, Real Title Company, Inc., trustee and Pittsburgh National Bank, dated July 17, 1987, amended by an Amendment to Declaration of Protective Covenants and Restrictions for Dulles Corner between Dulles II and Dulles I dated May 10, 1988, as further amended and restated by the Amended and Restated Declaration of Protective Covenants and Restrictions for Dulles Corner between Dulles II and Dulles I dated September 24, 1990 and as further amended by the Amendment No. 1 to Amended and Restated Declaration of Protective Covenants and Restrictions for Dulles Corner by and between Dulles II and Mayfair Joint Venture dated December 31, 1996 (collectively, the “Declaration”). Seller and Purchaser shall endeavor to obtain an estoppel certificate from Dulles Corner Association, Inc. (“DCA”), in form reasonably acceptable to Purchaser and Seller (the “DCA Estoppel”) with respect to the Declaration. Receipt of the DCA Estoppel shall be a condition to Purchaser’s and Seller’s obligation to close. If the parties do not receive the DCA Estoppel on or before the Closing Date, then Purchaser may terminate this Agreement and the Earnest Money shall be returned to Purchaser.
     3.5 Parking Easement. The Property is subject to a certain Parking Easement Agreement dated as of July 17, 1987 (the “Parking Easement”), by and among HT-Dulles Hotel, Inc., Dulles Corner Properties II Limited Partnership, Sovran Bank, N.A. and Dennis M. Griffith,

trustee, and Kendal E. Carson, trustee, which, to Seller’s actual knowledge has not been amended or modified and is in full force and effect. Seller and Purchaser shall endeavor to obtain an estoppel certificate from the other parties to the Parking Easement in form that complies with the terms of the Parking Easement, or if there is no such form, in a form reasonably acceptable to Purchaser (the “Parking Estoppel”). If the parties do not receive the Parking Estoppel on or before the Closing Date, then Purchaser may terminate this Agreement and the Earnest Money shall be returned to Purchaser.
ARTICLE IV
CLOSING
     4.1 Time and Place. The Parties shall conduct an escrow closing (the “Closing”) on Friday, October 14, 2005, the date which is twenty-five (25) days after the expiration of the Inspection Period or such later date as the same may be extended to pursuant to Section 2.3 or 2.5 (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) days after the Closing Date, return to the depositor thereof items other than the Earnest Money which were deposited thereunder; any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions to the obligations of Seller and Purchaser to close.
     4.2 Seller’s Obligations at Closing. Not less than one business day prior to Closing, Seller shall deliver to Title Company:
          (a) a duly executed grant deed in the form of Exhibit H, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;
          (b) four (4) duly executed counterparts of a bill of sale in the form of Exhibit I;
          (c) four (4) duly executed counterparts of an assignment and assumption agreement with respect to the Leases in the form of Exhibit J;
          (d) four (4) duly executed counterparts of an assignment and assumption agreement with respect to the Operating Agreements, other Intangibles and the Intellectual Property, in the form of Exhibit K;
          (e) duly executed notices in the form of Exhibit L which Purchaser shall send to tenants informing them of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under the Leases shall be paid as set forth in the notice;

          (f) a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.18(b); if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
          (g) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
          (h) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit O;
          (i) the Leases, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such property files and records which are material in connection with the continued operation, leasing and maintenance of the Property which, at Purchaser’s election, may be delivered outside of Escrow on the Closing Date;
          (j) subject to the provisions of Section 5.4(b), duly executed copies of the Tenant Estoppels;
          (k) four (4) duly executed counterparts of a Designation Agreement in the form of Exhibit P, which Designation Agreement names the Title Company as the “Reporting Person” under Section 6045(e) of the Internal Revenue Code (the “‘Designation Agreement”);
          (l) four (4) duly executed counterparts of the Hotel Management Agreement Assignment and Assumption;
          (m) if obtained by Purchaser and Seller, a duly executed copy of the DCA Estoppel;
          (n) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;
          (o) certificate(s) or registration of title for any vehicle owned by Seller and used in connection with the Property;

          (p) such agreements, affidavits or other documents as may be required by the Title Company to issue the title policy to Purchaser subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable State law and which are customarily required by institutional investors purchasing property comparable to the Property; and
          (q) a closing statement (“Closing Statement”) reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
At the Closing, Seller shall deliver to Purchaser, subject to the rights and obligations of the Manager under the Hotel Management Agreement, possession and occupancy of the Property subject to the Permitted Exceptions. Purchaser shall cooperate with Seller for a period of seven (7) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.
     4.3 Purchaser’s Obligations at Closing. At or prior to Closing, Purchaser shall deliver to Title Company:
          (a) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price;
          (b) four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(h), 4.2(k) and 4.2(l);
          (c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
          (d) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; and
          (e) the Closing Statement.
     4.4 Title Company’s Obligations at Closing. At Closing, Title Company shall:
          (a) at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record and file the Deed in the Official Records of Fairfax County, Virginia.
          (b) deliver to Seller the Purchase Price by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

          (c) deliver to each of Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(h), 4.2(k) and 4.2(l);
          (d) deliver to Purchaser fully executed originals of the notices described in Section 4.2(e) and the certificate described in Section 4.2(f), and deliver copies of each of such instruments to Seller;
          (e) deliver to each of Seller and Purchaser a fully executed counterpart of the documents described in Sections 4.2(j) and 4.2(m); and
          (f) deliver to Seller and Purchaser the Closing Statement prepared by Title Company and approved by Seller and Purchaser. The parties will endeavor to cause the Title Company to submit a preliminary draft of the Closing Statement not less than two (2) business days prior to Closing.
     4.5 Apportionments. The following apportionments shall be made between Seller and Purchaser as of 11:59 P.M. local time at the Property, on the day immediately preceding the Closing Date (the “Apportionment Date”). Where applicable, the apportionments shall be made by the Purchaser and Seller pursuant to and as defined in Section 4.17.
          (a) Amounts paid or payable under the Leases, under any new leases executed after the date of this Agreement pursuant to the provisions hereof and under all Operating Agreements. At the Closing, Seller shall either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rentals or otherwise as provided in the Leases). Unpaid and delinquent rent under the Leases collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller hereafter collects any unpaid or delinquent rent for the Property, Seller shall deliver to Purchaser any such rent relating to the date of Closing and any period thereafter within fifteen (15) days after the receipt thereof, and (b) if Purchaser hereafter collects any unpaid or delinquent rent from the Property, Purchaser shall deliver to Seller any such rent relating to the period prior to the date of Closing within fifteen (15) days after the receipt thereof. Seller and Purchaser agree that (i) all rent received by Seller after the date of Closing shall be applied first to delinquent rentals, if any, in the order of their maturity, and then to current rentals, and (ii) all rent received by Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Purchaser hereby assumes responsibility for the payment of any unpaid leasing commissions and tenant inducement costs with respect to the Property under the Leases from and after the Effective Date. Management fees under the Hotel Management Agreement shall be prorated. With respect to any incentive management fee payable after the Closing Date that relate in whole or in part to a period prior to the Closing (the “Incentive Fee Period”), upon calculation and payment of such incentive fees by Purchaser to Manager, Seller shall pay to Purchaser an amount equal to the product obtained by multiplying the incentive fee so calculated and paid by a fraction, the numerator of which is the number of days in the Incentive Fee Period which are prior to the Closing Date and the denominator of which is the total number of days in the Incentive Fee Period.
          (b) Tour agents’ and travel agents’ commissions with respect to the Hotel.
          (c) General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Property (collectively, the “Taxes”), relating to the Property for the year in which Closing occurs. If the Closing shall occur before the actual Taxes for the year of Closing are known, the apportionment of Taxes shall-be upon the basis of the latest available tax rates and assessed value of the Property, provided that, if the Taxes for the year of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than the date that is thirty (30) days from and after the date that the final invoices for taxes for the Property for the year in which the Closing occurs are issued by the applicable taxing authority, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller undertakes a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs or any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which Closing occurs shall be prorated as of the Apportionment Date. All Taxes assessed for periods after the date of Closing shall be paid by Purchaser.
          (d) With respect to electricity, telephone, television, cable television, gas, water and sewer services that are metered and other utilities (collectively, the “Utilities”), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Apportionment Date. Seller shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro rated as of the Apportionment Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.
          (e) Room charges as to the Hotel for the night commencing on the Apportionment Date and ending on the morning of the date of Closing shall be split equally between the parties. Dinner and bar charges for the evening of the Apportionment Date shall be the property of Seller. Breakfast charges for the morning of the date of Closing shall be the property of Purchaser.
          (f) Seller shall receive full reimbursement from Purchaser at Closing for each of the following items:
     (i) prepaid fees or other charges for transferable licenses, advertising expenses, permits, telephone equipment, telephone rental, or other items, if any,

          to the extent the rights to such prepaid fees or other charges are assigned by Seller to Purchaser at Closing; and
     (ii) transferable deposits with companies providing Utilities, if any, to the extent the rights to such transferable deposits are assigned by Seller to Purchaser at Closing.
          (g) Amounts prepaid or payable under any Operating Agreements.
          (h) Such other items as are customarily provided and adjusted in the sale of a hotel (including, without limitation, promotional items and trade advertising due bills) shall be apportioned between Seller and Purchaser.
          (i) The apportionments as to the Hotel in this Section 4.5 shall be prepared, to the extent applicable, in accordance with the current edition of the Uniform System of Accounts for Hotels of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.
     4.6 Unopened Food and Beverage Inventory. Purchaser shall purchase at Closing the full amount of all of unopened cases of food and beverage inventory located on or used in connection with the Property as of the Apportionment Date (excluding alcoholic beverages, which shall be purchased by Purchaser pursuant to Section 5.8). All such inventory shall be separately paid for by Purchaser at Closing at Seller’s cost. During the night of the Apportionment Date, and prior to the time scheduled for the commencement of Closing on the date of Closing, representatives of both Seller and Purchaser shall prepare an inventory of all such unopened food and beverage items, together with a schedule identifying the unit cost of such items, as actually paid by Seller as supported by the Books for the Property.
     4.7 Accounts Receivable and Accounts Payable.
          (a) As and when the same are received by Purchaser, Purchaser shall pay Seller the full amount of all accounts receivable outstanding as of the date of Closing owing from any present guests of the Hotel incurred during that guest’s present stay, and room charges for all guests of the Hotel for the night of the Apportionment Date shall be the property of Seller as provided in Section 4.5(e). Said accounts receivable are hereinafter referred to as the “Included Accounts Receivable.” Purchaser is not purchasing any of the receivables of the Hotel, including, without limitation, the Included Accounts Receivable; provided, however, Purchaser shall receive a credit to the Purchase Price in an amount equal to one-half (1/2) of the room charges referred to in Section 4.5(e) of this Agreement. Purchaser and Seller shall cooperate in the collection of such accounts receivable (including, without limitation, the Included Accounts Receivable), and for such purpose, Seller shall be entitled to assign a representative to be at the hotel for a period of ninety (90) days following the Closing to supervise such collections. Purchaser agrees to cause the Hotel’s employees to cooperate with Seller’s representative in reviewing such accounts receivable, and in answering any inquiries with respect thereto. Purchaser further agrees to promptly remit to Seller any funds received by it in payment of such accounts receivable. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to accounts receivable accruing prior to the Closing and to the accounts receivable accruing subsequent to the Closing, such collection shall be applied as designated, but if there is no designation, then any such collections received within ninety (90) days after the Closing shall be applied first to the indebtedness accrued prior to the Closing, but thereafter, any such collections shall be applied first to the payment of any amounts due to Purchaser on accounts accruing subsequent to the Closing.
          (b) Purchaser shall be credited, at Closing, for any accounts payable outstanding on the date of Closing, with respect to the operation of the Hotel prior to Closing, except those accounts payable that are disputed by Seller. Seller shall identify all such disputed accounts payable as provided in Section 4.7(c) and shall indemnify, defend and hold Purchaser harmless against any liability arising out of any accounts payable dispute(s) so identified by Seller. The accounts payable for which Purchaser is entitled to a credit against the Purchase Price at Closing are hereinafter referred to as the “Assumed Accounts Payable.” In consideration of the credit against the Purchase Price, Purchaser agrees to pay all Assumed Accounts Payable as and when due and further agrees to indemnify, defend and hold Seller harmless from and against any cost or liability resulting from nonpayment or late payment of any of such Assumed Accounts Payable.
          (c) During the night of the Apportionment Date, and prior to the time scheduled for the commencement of the Closing on the Date of Closing, Seller’s representatives shall prepare and deliver to Purchaser or its representatives a schedule detailing all Assumed Accounts Payable incurred prior to the Apportionment Date.
     4.8 House Banks; Reserve. The sale of the Hotel does not include cash, checks and other funds, including till money, house banks, and notes, securities and other evidence of indebtedness held at the Hotel as of the Apportionment Date, nor does it include balances on deposit to the credit of Seller or the Manager, as Seller’s agent, with banking institutions (collectively, the “House Banks”), or any other funds, operating accounts or reserves held by Manager on Seller’s behalf. Notwithstanding the foregoing, the “Fund for Replacement of and Additions to Furnishings and Equipment,” (as defined in the Management Agreement), shall be retained by Manager for the benefit of Purchaser, and Seller shall be credited at the Closing with the amount so retained.
     4.9 Reservation and Other Deposits. On the date of Closing, the aggregate amount of any Reservation Deposits or other advance payments and deposits (as determined by Purchaser and Seller) received by Seller (which shall be retained by Seller) shall be credited against the Purchase Price. Purchaser shall execute a receipt for any Reservation Deposits or other advance payments and deposits for which Purchaser receives a credit against the Purchase Price, and shall indemnify and hold Seller harmless from and against all claims by, and liabilities to, future guests pertaining to the application or return of the Reservation Deposits or other advance payments and deposits for which Purchaser receives a credit against the Purchase Price, in accordance with this Section 4.9.
     4.10 Safes and Baggage. On the date of Closing, Seller shall cause the delivery to Purchaser of all of Seller’s keys to the safes in the Hotel. On the date of Closing, Seller shall give written notices to those persons who have deposited items in the safes, advising them of the sale of the Hotel to Purchaser and requesting the removal or verification of their contents in the safes. All such removals or verifications on the date of Closing shall be under the supervision of Seller’s and Purchaser’s respective representatives. All contents that are to remain in the safes shall be recorded. Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the date of Closing shall be recorded in the presence of the respective representatives. Any such contents so verified and recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability arising from claims by guests for any loss of contents in the safe not recorded on the date of Closing. On the date of Closing, representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller. From and after the date of Closing, Purchaser shall be responsible for all baggage listed in said inventory, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor. Seller shall remain liable for any negligence or misfeasance with respect to such baggage which occurred prior to the date of Closing as well as for claimed omissions from said inventory, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability therefor.
     4.11 Employees. Wages, salaries, employee benefits, vacation and sick pay payable to the employees of Manager and for which the owner of the Property is responsible under the terms of the Hotel Management Agreement shall continue to be accounted for and charged in accordance with Manager’s current practices, and shall be prorated as of the Closing Date. The parties acknowledge that all employees of the Hotel are employees of Manager and not of Seller. Purchaser agrees to assume all responsibility for compliance with the Federal Worker Adjustment and Retraining Notification Act (WARN) statute and any similar state or local law, statute, ordinance or regulation, shall take whatever measures are necessary to comply with or avoid a violation of WARN or such other laws, and shall indemnify, defend and hold Seller harmless from any costs, claims or damages resulting from any such violation or failure to comply, such indemnity to survive the Close of Escrow.
     4.12 Property Not Included In Sale. The following shall not be included in the Property to be sold hereunder:
          (a) Tax deposits, utility deposits and other deposits, except for transferable utility deposits, which are to be apportioned as herein provided, and except for Reservation Deposits which are credited against the Purchase Price in accordance with Section 4.9.
          (b) Accounts receivable other than Included Accounts Receivable. Seller shall retain such accounts receivable, and Purchaser shall use commercially reasonable efforts to collect same, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect any accounts receivables. If any of the same are collected by Purchaser, Purchaser promptly shall pay over to Seller the amount thereof.
     4.13 Settlement of Apportionments. If the computation of the apportionments and adjustments described in this Section 4 shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price as provided for in Section 1.5. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid by wire transfer to Seller by Purchaser on the Closing Date in addition to the payment of the cash portion of the Purchase Price to be made by Purchaser under Section 1.5.
     4.14 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction (b) the standard coverage portion of the premium for the owner’s policy of title insurance to be issued to Purchaser by the Title Company at Closing; (c) one-half (1/2) of any escrow fee which may be charged by the Title Company; (d) any deferred management fees owed from Seller to Hyatt at the time of Closing, including the outstanding balance as of the Closing Date of any deferred Basic Fee or Incentive Fee (as those terms are defined in the Hotel Management Agreement) under the Hotel Management Agreement and Renovation Letter; and (e) the grantor tax of $1.00 per $1,000. Purchaser shall pay (u) the fees of any counsel representing Purchaser in connection with this transaction; (v) the premium for the extended coverage portion of the owner’s policy of title insurance to be issued to Purchaser by the Title Company at Closing and the costs of any endorsements thereto; (w) the cost of updating or recertifying the Survey; (x) all other state, county and city transfer, documentary or similar taxes (excluding the grantor tax of $1.00 per $1,000, but including the state transfer tax of $2.50 per $1,000 and local transfer tax which is approximately equal to 1/3 of the total state transfer tax) in connection with the transfer of the Property; (y) the fees for recording the deed conveying the Property to Purchaser; and (z) one-half (1/2) of any escrow fees charged by Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.
     4.15 Utility Services and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company not assigned to Purchaser pursuant to the provisions hereof, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective on the Date of Closing.
     4.16 Post-Closing Collections and Adjustments. Concurrently with the Closing, representatives of Seller and Purchaser shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Property. In the event either Purchaser or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the date of Closing, or earlier upon mutual agreement of the parties, Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments (including, without limitation, adjustments resulting from collection of accounts receivable that are not Included Accounts Receivable and adjustment of the Estimated Amount for Outstanding Renovation Work under Section 5.9), and a final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 4.5. In addition, if accurate allocations cannot be made at Closing or on the final closing statement because current bills are not then obtainable (as, for example, in the case of utility bills or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing. Any revenue received or expense incurred by Seller or Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. This provision shall not merge with the grant deed delivered hereunder but shall survive Closing.
     4.17 Closing Statement. On the day of or on the day prior to the day of Closing, Purchaser and Seller shall make such inventories, examinations and audits of the Hotel, and of the books and records of the Hotel, as Purchaser and Seller may deem necessary, make the apportionments, adjustments and prorations required under this Agreement. Purchaser and Seller shall make the apportionments described in this Article IV, except as specifically set forth to the contrary herein. The determination shall be used in the preparation of the Closing statement which will show the net amount of apportionments and adjustments due either to Seller or to Purchaser as the result of the prorations and credits specified in this Article 4.
     4.18 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
          (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.
          (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).
          (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing, including but not limited to, those provided for in Section 5.4.
     4.19 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
          (a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.
          (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.
          (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

          (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing, including, but not limited to, those provided for in Sections 5.7, 5.8 and 5.9.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
     5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:
          (a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. The execution and delivery of, and the performance by Seller of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. Seller has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.
          (b) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller’s knowledge, threatened against the Property or the transaction contemplated by this Agreement, except for those listed on Exhibit B to this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, could materially and adversely affect the business, financial position or results of operations of Seller or the Property, or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.
          (c) Leases. Seller is the lessor under the Leases. Except as set forth in the Lease Schedule, to Seller’s knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. Seller has not received any advance rent or advance compensation under any Leases in excess of one month. No brokerage commissions or compensation of any kind shall hereafter be due in connection with the Leases. To Seller’s knowledge, no party is in default under any Lease. Seller has received no notice of any intention by any of the parties to any of the Leases to cancel the same. Seller does not represent or warrant that any of the Leases will be in force or effect at Closing or that the tenants under the

Leases will have performed its or their obligations thereunder. The termination of any of the Leases prior to Closing by reason of the tenant’s default or otherwise shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
          (d) Condemnation. No condemnation proceedings relating to the Property are pending or to Seller’s Knowledge, threatened.
          (e) Operating Agreements. To Seller’s actual knowledge, Exhibit D identifies all Operating Agreements and agreements for any leased items of Personal Property (exclusive of any purchase orders with respect to hotel supplies, operating equipment, food and beverage, items relating to repairs, maintenance and replacement, and similar items ordered and delivered in the ordinary course of business, except to the extent that any of the foregoing involves contracts for significant goods or services to be provided on an ongoing basis). To Seller’s knowledge, Seller has performed all of its obligations thereunder in all material respects, and is not in default thereunder in any material respect.
          (f) Violations. Except as set forth on Exhibit T, to Seller’s actual knowledge, Seller has received no written notice that the use and operation of the Property is not in full compliance with applicable building codes, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, and Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.
          (g) Taxes. To Seller’s best knowledge, all federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due and payable as of the date of this Agreement in connection with the ownership or operation of the Hotel have been paid. All such taxes due and payable as of the date of Closing will be timely paid by Seller.
          (h) Insurance Notices. Except as set forth in Exhibit U, Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.
          (i) Environmental Matters. Except as set forth in any environmental assessment reports in Seller’s possession and delivered to Purchaser or as otherwise disclosed in Exhibit V, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of, or remediation obligations under any, environmental statutes, ordinances or regulations affecting the Property.
          (j) Labor Matters. Neither Seller nor Manager is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property.
          (k) Financial Information. To Seller’s knowledge, all of Seller’s financial information delivered or made available to Purchaser (“Financial Information”) is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in Seller’s Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.
          (l) No Commitments. No commitments have been made to any Governmental Authority, utility company, school board, church or other religious body, or any homeowner’s association or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.
     5.2 Knowledge Defined. References to the “knowledge” or “actual knowledge” of Seller shall refer only to the actual knowledge of the Designated Employees (defined below) of Seller and its affiliates, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to Manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to the following persons: David Monahan and Tim Obert.
     5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(f), shall survive Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter of which Purchaser has notice under the further provisions of this Section 5.3, or which otherwise was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Five Hundred Thousand and No/100 Dollars ($500,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine (9) month period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.3. Purchaser agrees to first seek recovery under any insurance policies or service contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or service contracts. As used herein, the term “Cap” shall mean the total aggregate amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000). In

no event shall Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(g) hereof exceed the amount of the Cap. Any written disclosure made to Purchaser by Seller or any other entity prior to the end of the Inspection Period, and any fact or matter which is within the actual knowledge of Purchaser shall constitute notice to Purchaser of the fact or matter so disclosed or actually known, as applicable, and Purchaser shall be deemed to have waived any claim against Seller on account of any inconsistency between such fact or matter and any of the foregoing representations and warranties if Purchaser does not terminate this Agreement prior to the end of the Inspection Period. In addition, any written disclosure made to Purchaser by Seller or any other entity or any matter actually known to Purchaser following the expiration of the Inspection Period and prior to the Closing which is materially inconsistent with any of the foregoing representations and warranties shall constitute notice to Purchaser of the matters disclosed, and Seller shall have no further liability on account of any such inconsistencies if Purchaser waives such matter in writing and consummates the transaction contemplated hereby. For the purposes of this Agreement, any disclosure by Seller of any matter made in any of the Schedules or Exhibits to this Agreement shall be deemed a disclosure of such matter in each and every Schedule or Exhibit to this Agreement. In the event that, prior to the Closing, Purchaser receives actual notice of any information which indicates that any of the representations and warranties (including any of the matters disclosed in any of the Schedules or Exhibits hereto) are untrue, Purchaser shall promptly advise Seller in writing of such information. Purchaser shall be deemed to have waived the inaccuracy of any such representation and warranty to the extent Purchaser fails to notify Seller of Purchaser’s disapproval of such information pursuant to the preceding sentence and thereafter consummates the transactions contemplated hereby. In the event Purchaser waives in writing any representation or warranty, then Seller shall have no liability under this Agreement for such representation or warranty to the extent waived.
     5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:
          (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to cause Manager to operate and maintain the Property in a manner generally consistent with the manner in which it has been operated and maintained prior to the date hereof.
          (b) Seller shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, written estoppel certificates in the form of Exhibit Q attached hereto and made a part hereof (or as otherwise may be specified in any Lease) signed by each of the tenants under any Leases. A signed certificate from a tenant is referred to herein as a “Tenant Estoppel.” Notwithstanding anything herein contained to the contrary, Seller’s inability to obtain any Tenant Estoppel shall not constitute a default by Seller hereunder. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within any Tenant Estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights in connection therewith.
          (c) A copy of any new lease or renewal or modification of any Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser for its approval prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all tenant inducement costs and leasing commissions to be incurred in connection therewith. In the event Purchaser informs Seller that Purchaser does not approve such new Lease the renewal or modification of any existing Lease, which approval shall not be unreasonably withheld, Seller shall not enter into such agreement. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within five (5) business days, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any tenant inducement costs, leasing commissions or other expenses, including legal fees, incurred by Seller pursuant to a new Lease or a renewal or a modification approved (or deemed approved) by Purchaser.
          (d) Seller and Manager shall have the right to make and accept reservations for use of the Hotel’s rooms, banquet and restaurant facilities and meeting and convention facilities (and accept cancellations of such Reservations) in the ordinary course of business at Seller’s customary rates and charges and Purchaser agrees to honor and assume all such Reservations following Closing.
          (e) Seller shall not enter into any new management agreement or Operating Agreement with respect to the Property nor shall Seller enter into any agreements modifying the Operating Agreements, except (i) those which Manager is permitted to enter into under the terms of the Hotel Management Agreement without the prior consent of Seller, or (ii) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than thirty (30) days’ notice without penalty, or (iii) Seller has obtained Purchaser’s prior written consent to such agreement or modification.
          (f) Seller shall not release or modify any warranties and guaranties, if any, except with the prior written consent of Purchaser.
          (g) Seller shall maintain in full force and effect, and not cause or permit a default under (with or without the giving of any required notice or lapse of time), the Management Agreement.
          (h) Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
     5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:
          (a) Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so. The execution and delivery of, and the performance by Purchaser of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser, or result in the creation of any lien or other encumbrance on any asset of Purchaser. Purchaser has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.
          (b) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Purchaser’s knowledge, threatened against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
          (c) Purchaser has funds available to it (including cash, other liquid assets and debt available for the within transaction) sufficient to pay the Purchase Price and otherwise fulfill Purchaser’s obligations under this Agreement.
          (d) The execution, delivery and performance by Purchaser of this Agreement will not (i) conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, indenture, lease, license, permit, agreement or other instrument or obligation to which Purchaser is a party or by which it is or may be bound, or (ii) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Purchaser.
     5.6 Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of nine (9) months.
     5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period and subject to Seller’s consent to any invasive testing (not to be unreasonably withheld), inspect the Property for the presence of hazardous substances, and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Except for any claim Purchaser may have for a breach of the representations and warranties of Seller contained in this Agreement, Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable).

     5.8 Alcoholic Beverage Licenses. Purchaser acknowledges that there are various liquor licenses associated with the operation of the Hotel. Purchaser represents and warrants to Seller that it shall commence work and communicate with appropriate governmental agencies, including the Virginia Alcoholic Beverage Control Board (the “Board”), for the issuance or reissuance of such licenses (the “Reissued Licenses”) within five (5) business days after the date hereof, and shall diligently pursue the obtaining of such licenses at Purchaser’s sole cost and expense. Purchaser shall not impair any existing licenses or take any action to prevent Seller’s licenses from retaining in full force and effect prior to the Closing, nor shall Purchaser take any action that prevents Seller’s existing licenses from remaining in effect after closing if such continuation of Seller’s licenses is required by law or if necessary, either by law or by business necessity, to remain in effect subsequent to Closing, Seller shall allow its existing licenses to remain in effect until the Reissued Licenses are obtained. Purchaser shall nevertheless diligently proceed to obtain the Reissued Licenses, even if Seller and Purchaser thereby become co-licensees of the Board for a period of time. In that event, if Seller so requests, Purchaser shall fully cooperate and take all reasonably necessary measure to obtain Seller’s releases from such licenses. Purchaser shall fully and completely indemnify and defend Seller and hold Seller harmless from any and all liability, cost, damage, claim or expense of any kind which may arise, directly or indirectly, out of the continued existence of Seller’s licenses subsequent to Closing. If any of Seller’s licenses are required for liquor operations at the Hotel subsequent to Closing, such circumstance in no way creates, or is intended to create, a relationship of agency, partnership or joint venture between Seller and Purchaser for operations at the Hotel, including liquor operations at the Hotel.
          Seller’s cooperation with respect to issuance or reissuance of the Reissued Licenses (i) shall be at no material cost or expense to Seller, (ii) shall not expose Seller to any continuing liability with respect to the operation of the Hotel or the sale of alcoholic beverages therefrom after the Closing Date which would not be subject to indemnification from Purchaser, and (iii) shall not obligate Seller to postpone the Closing other than in accordance with the provisions hereof. In no event shall Seller be required to transfer to Purchaser any alcoholic beverage inventory which is located at or held for use in the Hotel unless and until Purchaser has obtained a valid and effective license entitling Purchaser to purchase, store and sell alcoholic beverages at the Hotel. Any such transfer of any alcoholic beverage inventory shall be separately paid for by Purchaser at Closing at Seller’s cost.
     5.9 Renovations. Seller and Purchaser acknowledge that certain renovation work described in the Renovation Letter (the “Renovation Work”) is ongoing. Seller anticipates that the Renovation Work will be completed prior to Closing. In the event that any Renovation Work is not completed prior to Closing (the “Outstanding Renovation Work”), Purchaser shall complete such work with Purchaser receiving a credit at Closing for the estimated amount (the “Estimated Amount”), as agreed by Seller and Purchaser prior to Closing, to complete and pay for the Outstanding Renovation Work. Purchaser shall provide Seller with a copy of all invoices incurred in connection with Purchaser’s completion of the Outstanding Renovation Work. In the event that the actual cost to complete the Outstanding Renovation Work is different than the Estimated Amount, Purchaser and Seller settle the difference following Closing pursuant to Section 4.16.

     5.10 Bulk Sale Requirements. Seller and Purchaser shall cooperate each with the other to satisfy the requirements of the Virginia Uniform Commercial Code – Bulk Sales requirements, as set forth in the Virginia Uniform Commercial Code Section 8.6 and following.
ARTICLE VI
DEFAULT
     6.1 Default by Purchaser. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER MAY TERMINATE THIS AGREEMENT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.
     SELLER:                                                                             PURCHASER:
     6.2 Default by Seller. In the event that Seller breaches in any material respect any of its obligations or representations or warranties contained in this Agreement, or fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder; provided, however, if this Agreement is terminated by Purchaser pursuant to any provision of this Agreement as a result of a breach of a representation, warranty or covenant of Seller, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser’s actual out-of-pocket inspection, financing and other costs related to Purchaser’s entering into this Agreement, including, without limitation, Purchaser’s attorneys’ fees, but not to exceed $100,000, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as provided above, Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

     6.3 Liability of Purchaser. Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder, Purchaser is not assuming any obligations of Seller or any liability for claims arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date, and Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser as a result of (i) obligations of Seller not expressly assumed or agreed to be assumed by Purchaser hereunder, or (2) acts, omissions or occurrences which occur, accrue or arise prior to the Closing Date. The provisions of this Section 6.3 shall survive the Closing of the transaction contemplated hereby.
ARTICLE VII
RISK OF LOSS
     7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
     7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
     7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Ten Million and No/100 Dollars ($10,000,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.
ARTICLE VIII
COMMISSIONS
     8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller has agreed to pay to Eastdil Realty Company, L.L.C. (the “Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Except for the foregoing, Seller and Purchaser represent and warrant, each to the other, that they have not engaged or acted through any other broker in connection with this transaction. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.
ARTICLE IX
DISCLAIMERS AND WAIVERS
     9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.
     9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS

TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND EXCEPT PURSUANT TO THIS AGREEMENT PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE

ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OF REGULATIONS.
     9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.
ARTICLE X
MISCELLANEOUS
     10.1 Confidentiality. Purchaser and its representatives shall hold in confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

     10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Notwithstanding the foregoing, it is acknowledged that Purchaser is, or is an affiliate of, a real estate investment trust (the “REIT”), and the REIT has and will seek to sell shares to the general public. Consequently, Purchaser shall have the right, subject to the provisions of this Section 10.2, to disclose any information regarding the transaction contemplated by this Agreement required by law as determined by Purchaser’s attorneys to satisfy disclosure and reporting obligations of Purchaser or its affiliates, and in that regard, the parties acknowledge that on or immediately after the Effective Date Purchaser shall file with the United Sates Securities Exchange Commission information regarding the transaction contemplated by this Agreement, provided that, with respect to any such disclosure (a) Purchaser shall not disclose Colony Capital, LLC’s role as a sponsor of the Seller, unless such disclosure is required by law, and (b) Purchaser shall not disparage, denigrate or release any adverse information regarding Seller or Colony Capital, LLC. Purchaser shall provide to Seller, for review by Seller’s counsel, at least one day prior to filing or release, a copy of any such release or filing. Seller and Purchaser and their representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Seller or any of its Affiliates nor its representatives may buy or sell any of the securities of the Purchaser or any of its Affiliates so long as any of them is in possession of any material non-public information about the Purchaser or any of its Affiliates, including information contained in or derived from confidential information.
     10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
     10.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, except that Purchaser may assign all or any portion of its rights hereunder at Closing to one or more Affiliates of Purchaser without the consent of Seller’ however, any such assignment shall not relieve Purchaser of its obligations under this Agreement. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement.
     10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) nationally recognized overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Dulles Airport Hotel, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Attention: Joy Mallory
Telecopy: (310) 282-8808

with a copy to:	Orrick, Herrington & Sutcliffe LLP
777 South Figueroa Street, Suite 3200
Los Angeles, California 90017
Attention: Michael A. McAndrews, Esq.
Telecopy: (213) 612-2499

If to Purchaser:	Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David Brooks
Telecopy: (972) 490-9605

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Carl B. Lee, Esq.
Telecopy: (214) 969-4343
     10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.
     10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
     10.8 Tenant Notification Letter. Purchaser shall deliver to each Tenant a signed statement acknowledging Purchaser’s receipt and responsibility for the Tenant’s security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law.
     10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time at the Property.

     10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.
     10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
     10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.
     10.13 Counterparts; Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. Facsimile signatures on this Agreement shall be same as original signatures for all purposes.
     10.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
     10.15 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.15 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
     10.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     10.17 Exhibits. The following exhibits, which are attached to this Agreement, are incorporated in and shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A -	Legal Description of the Land

(b)	Exhibit B -	Pending Actions

(c)	Exhibit C -	Lease Schedule

(d)	Exhibit D -	Operating Agreements Schedule

(e)	Exhibit E	Approvals

(f)	Exhibit F	Reservation Deposits

(g)	Exhibit G	Liquor Licenses

(h)	Exhibit H	Deed

(i)	Exhibit I	Bill of Sale

(j)	Exhibit J	Assignment and Assumption of Lease

(k)	Exhibit K	Assignment and Assumption of Operating Agreements,
Intangibles and Intellectual Property

(l)	Exhibit L	Notice to Tenants

(m)	Exhibit M	Intentionally Omitted

(n)	Exhibit N	Intentionally Omitted

(o)	Exhibit O	FIRPTA Certificate

(p)	Exhibit P	Designation Agreement

(q)	Exhibit Q	Tenant Estoppel Form

(r)	Exhibit R	Intentionally Omitted

(s)	Exhibit S	Intentionally Omitted

(t)	Exhibit T	Notices of Violations

(u)	Exhibit U	Insurance Notices

(v)	Exhibit V	Environmental Matters
     10.18 Captions. References in this Agreement to “Section” are to the numbered Sections herein. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

     10.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     10.20 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
     10.21 No Personal Liability of Seller. No member or manager of Seller, no officer, director or partner of a member or manager of Seller, no disclosed or undisclosed principal of Seller and no person in any way affiliated with Seller shall have any personal liability with respect to this Agreement, any instrument delivered by Seller at the Closing or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.
     10.22 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: Sections 3.1; the last paragraph of Sections 4.2; 4.5; 4.7; 4.9; 4.10; 4.11; 4.12; 4.13; 5.3; 5.5, 5.6; 5.8, 5.9(a), 8.1; 9.3; 10.1; 10.8; 10.9; 10.12; and 10.16.
     10.23 Title Company’s Agreement. Title Company, as escrow agent, is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the separate escrow agreement referenced in Section 1.6.
[Signature page follows immediately]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
SELLER:
DULLES AIRPORT HOTEL, LLC,
a Delaware limited liability company
By: /s/ Mark M. Hedstrom
Its:
PURCHASER:
Ashford Hospitality Limited Partnership,
a Delaware limited partnership
By: Ashford OP General Partner LLC
Its: General Partner
By: /s/ David Brooks
Name: David Brooks, Vice President
Title Company, as Escrow Agent:
First American Title Insurance Company
By:
Its:
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